PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS;
$428M OF NEW INVESTMENTS AND
 INCREASED DIVIDEND FOR 17th CONSECUTIVE QUARTER

HUNT VALLEY, MARYLAND – October 31, 2016 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended September 30, 2016.  The Company reported for the three-month period ended September 30, 2016 net income of $82.1 million, or $0.40 per common share, Funds From Operations ("FFO") of $162.6 million or $0.80 per common share, and Funds Available For Distribution ("FAD") of $152.6 million.
Omega's CEO, Taylor Pickett, said, "We are pleased to report another outstanding quarter as we continue to source attractive acquisitions and deliver superior earnings and dividend growth. As we stated in August, we have returned to our $0.01 dividend increase this quarter, marking the 17th consecutive quarterly dividend increase."  Mr. Pickett, continued, "We continue to aggressively prune underperforming assets and non-strategic relationships.  As a result, we recognized modest impairments of $17 million during the quarter.  Assuming the completion of asset sales currently contemplated, we expect that gains on future sales will approximately offset the impairments recorded in 2016."
For the three-month period ended September 30, 2016, the Company reported net income of $82.1 million, or $0.40 per common share, on operating revenues of $224.6 million.  This compares to net income of $83.3 million, or $0.43 per common share, on operating revenues of $202.0 million, for the same period in 2015.
For the nine-month period ended September 30, 2016, the Company reported net income of $253.5 million, or $1.26 per common share, on operating revenues of $666.3 million.  This compares to net income of $169.8 million, or $0.97 per common share, on operating revenues of $533.1 million, for the same period in 2015.
The year-to-date increase in net income compared to the prior year was primarily due to revenue associated with the acquisition by merger (the "Aviv Merger") of Aviv REIT, Inc. ("Aviv") on April 1, 2015 and new investments completed in 2015 and 2016.  This increase was partially offset by (i) $46.3 million in increased depreciation and amortization expense, (ii) $44.1 million in increased impairments on real estate assets, (iii) $6.5 million in increased interest expense and interest refinancing expense, (iv) $4.8 million in incremental general and administrative expenses, (v) $3.7 million increase in provisions for uncollectible mortgages, notes and straight-line receivables resulting from the Company repositioning assets from one operator to another and (vi) a $3.4 million increase in stock-based compensation expense.
FFO for the third quarter of 2016 includes $3.7 million of non-cash stock-based compensation expense, $2.3 million of acquisition and merger related costs and $1.8 million of interest refinancing costs.  These costs were partially offset by $0.5 million of one-time non-cash revenue.  Adjusted FFO is $0.83 per common share for the three-month period ended September 30, 2016.  FFO, Adjusted FFO and FAD are non-GAAP financial measures.  For more information regarding FFO, Adjusted FFO and FAD, see the "Third Quarter 2016 Results – Funds From Operations" section.

2016 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS

In Q4 2016, the Company…
•	increased its quarterly common stock dividend rate to $0.61 per share.

In Q3 2016, the Company…
•	completed $428 million in new investments.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	repurchased an outstanding $180 million secured term loan due 2019.
•	issued $700 million aggregate principal amounts of its 4.375% Senior Notes due 2023.
•	increased its quarterly common stock dividend rate to $0.60 per share.

In Q2 2016, the Company…
•	completed $220 million in new investments.
•	invested $28 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.58 per share.

In Q1 2016, the Company…
•	completed $494 million in new investments.
•	invested $31 million in capital renovation and construction-in-progress projects.
•	completed a $350 million senior unsecured 5-year term loan.
•	increased its quarterly common stock dividend rate to $0.57 per share.

THIRD QUARTER 2016 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2016 totaled $224.6 million.  Operating expenses for the three-month period ended September 30, 2016 totaled $100.3 million and were comprised of $68.3 million of depreciation and amortization expense, $8.8 million of general and administrative expense, $17.3 million impairment on real estate assets, $3.7 million of stock-based compensation expense and $2.3 million of acquisition and merger related costs.  For further information regarding impairments, see the "Asset Disposition and Impairments" section.
Other Income and Expense – Other income and expense for the three-month period ended September 30, 2016 was a net expense of $47.2 million, which was primarily comprised of $42.9 million of interest expense, $2.5 million of amortized deferred financing costs and $1.8 million of interest refinancing costs.
Funds From Operations – For the three-month period ended September 30, 2016, reportable FFO was $162.6 million, or $0.80 per common share on 204 million weighted-average common shares outstanding, compared to $147.5 million, or $0.76 per common share on 195 million weighted-average common shares outstanding, for the same period in 2015.
The $162.6 million of FFO for the three-month period ended September 30, 2016 includes the impact of $3.7 million of non-cash stock-based compensation expense, $2.3 million of acquisition and merger related costs, $1.8 million of interest refinancing costs and $0.5 million of one-time non-cash revenue.
The $147.5 million of FFO for the three-month period ended September 30, 2015 includes the impact of $3.6 million of acquisition related costs, $2.2 million of non-cash stock-based compensation expense and $0.9 million of interest expense related to the early extinguishment of debt in the fourth quarter of 2015.
Adjusted FFO was $169.9 million, or $0.83 per common share, for the three months ended September 30, 2016, compared to $154.4 million, or $0.79 per common share, for the same period in 2015.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES

$180 Million Secure Term Loan Repurchase – On July 25, 2016, the Company purchased the outstanding $180 million secured term loan to the Company that was acquired as part of the Aviv Merger on April 1, 2015.  The Company paid $180 million plus a 1% prepayment fee to purchase the debt.  The Company's purchase of this term loan eliminates the debt on the Company's consolidated financial statements going forward.  The term loan was secured by real estate assets having a net carrying value of $290.5 million at June 30, 2016. The interest rate was based on LIBOR, with a floor of 50 basis points, plus a margin of 350 basis points. The interest rate at June 30, 2016 was 4.13% per annum.
$700 Million Senior Notes – On July 12, 2016, the Company sold $700 million aggregate principal amount of its 4.375% Senior Notes due 2023 (the "2023 Notes").  The 2023 Notes were sold at an issue price of 99.739% of their face value before the underwriters' discount.  The Company's net proceeds from the offering, after deducting underwriting discounts and expenses, were approximately $692.0 million.  The net proceeds from the offering were used to repay outstanding borrowings under the Company's revolving credit facility and for general corporate purposes.
As of September 30, 2016, the Company had $223 million of outstanding borrowings under its revolving credit facility and $1.1 billion of outstanding unsecured term loan borrowings.
Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the nine-month period ended September 30, 2016, the Company sold the following shares of its common stock under its Dividend Reinvestment and Common Stock Purchase Plan:

Dividend Reinvestment and Common Stock Purchase Program for 2016
(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date

Number of shares	660	2,237	3,973	6,870
Average price per share	$29.84	$32.98	$34.38	$33.49
Gross proceeds	$19,691	$73,763	$136,600	$230,054

No shares were sold under the Company's Equity Shelf program during the nine-month period ended September 30, 2016.

2016 Q3 RECENT DEVELOPMENTS AND PORTFOLIO ACTIVITY

$466 Million of New Investments in Q3 2016 – In Q3 2016, the Company completed seven separate transactions totaling $428 million of new investments and $38 million in capital renovations and new construction consisting of the following:
$337 Million Acquisition – In September 2016, the Company acquired 31 skilled nursing facilities ("SNFs") and a $37 million term loan for approximately $337 million from an unrelated third party.  The SNFs with approximately 4,407 beds are located in Florida (6), Kentucky (5) and Tennessee (20) were being operated by an existing operator of the Company.  The 31 SNFs were added to the operator's existing master lease with an initial annual cash yield of 9.0% with 2.5% annual escalators.
$9 Million Acquisition – In September 2016, the Company completed a purchase/leaseback of one SNF for $9.0 million.  The 96 bed SNF, located in Ohio, was added to the existing operator's master lease with an initial annual cash yield of 9.0% with 2.5% annual escalators.
$10 Million Acquisition – In September 2016, the Company acquired one SNF from an unrelated third party for $10.1 million and leased the facility to an existing operator.  The 144 bed SNF, located in South Carolina, was added to the existing operator's master lease with an initial annual cash yield of 9.0% with 2.5% annual escalators.
$17 Million Acquisition – In August 2016, the Company acquired one assisted living facility ("ALF") from a third party for $16.5 million and leased the facility to an existing operator.  The 156 bed ALF, located in Florida, was added to the existing operator's master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.
$3 Million Acquisition – In August 2016, the Company acquired one ALF from an existing operator for $2.5 million and leased the facility to another existing operator.  The 50 bed ALF, located in Georgia, was added to the operator's master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.
$4 Million Acquisition – In August 2016, the Company acquired one ALF from a third party for $4.3 million and leased the facility to another operator.  The 114 bed ALF, located in Florida, was added to the existing operator's master lease with an initial annual cash yield of 8.0% with an approximate 2.5% annual escalator.
$48 Million Term Loan – In July 2016, the Company provided $48.0 million of term loan funding to Genesis Healthcare.  The $48.0 million term loan investment was a 40% component of a $120 million term loan to the operator.  Welltower Inc. provided the other $72 million, or 60%, of the term loan.  The loan bears interest at 14% per annum and matures in July 2020.
$38 Million Capital Renovation Projects – In addition to the $428 million of new investments outlined above, in Q3 2016, the Company invested approximately $38 million under its capital renovation and construction-in-progress programs.

ASSET DISPOSITIONS AND IMPAIRMENTS

During the third quarter of 2016, the Company sold six facilities for approximately $21.0 million in net proceeds recognizing a gain of approximately $5.1 million.  One of the sold facilities was previously classified as assets held for sale.  In addition, the Company recorded approximately $17.3 million in provisions for impairments and moved 13 additional facilities to assets held for sale.
As of September 30, 2016, the Company had 31 facilities, totaling $91.2 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters for over $100 million.
DIVIDENDS

On October 13, 2016, the Board of Directors declared a common stock dividend of $0.61 per share, increasing the quarterly common dividend by $0.01 per share over the previous quarter.  The common dividends are to be paid November 15, 2016 to common stockholders of record on October 31, 2016.

2016 GUIDANCE REVISED
The Company has revised its guidance for 2016 annual net income to be between $1.74 and $1.75 per share and annual Adjusted FFO to be between $3.38 and $3.39 per share representing 10% Adjusted FFO per share growth over 2015.  The table below outlines Omega's 2016 quarterly guidance for Adjusted FFO (all per share numbers are rounded to 2 decimals):
2016 Fourth Quarter and Full Year Adjusted FFO Guidance Range (per diluted common share)
	Nine Months Ended September 30	Q4	Full Year
Net Income	$1.26	$0.48 - $0.49	$1.74 - $1.75
Depreciation	0.98	0.35	1.33
Gain on assets sold	(0.10)	-	(0.10)
Real estate impairments	0.29	-	0.29
FFO	$2.43	$0.83 - $0.84	$3.26 - $3.27
Adjustments:
Transaction costs	0.05	-	0.05
Provision for uncollectible accounts	0.02	-	0.02
Interest refinancing expense	0.01	-	0.01
One-time revenue items in FFO	(0.03)	-	(0.03)
Stock-based compensation expense	0.05	0.02	0.07
Adjusted FFO	$2.53	$0.85 - $0.86	$3.38 - $3.39

The Company's Adjusted FFO guidance for 2016 includes approximately $1.2 billion of combined new investments and planned capital renovation projects completed through September 30, 2016; however, it excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition and merger related costs, provisions for uncollectable receivables and stock-based compensation expense.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results and potential new investments.

CONFERENCE CALL
The Company will be conducting a conference call on Tuesday, November 1, 2016 at 10 a.m. Eastern to review the Company's 2016 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Third Quarter 2016 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of September 30, 2016, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 81 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega's ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv's operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; (xiii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$7,593,886	$6,743,958
Less accumulated depreciation	(1,186,077)	(1,019,150)
Real estate properties – net	6,407,809	5,724,808
Investments in direct financing leases – net	597,779	587,701
Mortgage notes receivable	624,339	679,795
	7,629,927	6,992,304
Other investments	277,251	89,299
	7,907,178	7,081,603
Assets held for sale – net	91,210	6,599
Total investments	7,998,388	7,088,202

Cash and cash equivalents	32,567	5,424
Restricted cash	12,282	14,607
Accounts receivable – net	225,225	203,862
Goodwill	644,129	645,683
Other assets	69,772	61,231
Total assets	$8,982,363	$8,019,009

LIABILITIES AND EQUITY
Revolving line of credit	$223,000	$230,000
Term loans	1,100,000	750,000
Secured borrowings – net	55,271	236,204
Unsecured borrowings – net	3,055,368	2,352,882
Accrued expenses and other liabilities	361,596	333,706
Deferred income taxes	11,937	15,352
Total liabilities	4,807,172	3,918,144

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 195,136 shares as of September 30, 2016 and 187,399 as of December 31, 2015	19,514	18,740
Common stock – additional paid-in capital	4,827,877	4,609,474
Cumulative net earnings	1,614,678	1,372,522
Cumulative dividends paid	(2,587,841)	(2,254,038)
Accumulated other comprehensive loss	(52,170)	(8,712)
Total stockholders' equity	3,822,058	3,737,986
Noncontrolling interest	353,133	362,879
Total equity	4,175,191	4,100,865
Total liabilities and equity	$8,982,363	$8,019,009

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Rental income	$185,837	$166,623	$548,994	$430,699
Income from direct financing leases	15,611	15,216	46,574	44,582
Mortgage interest income	15,996	17,195	53,973	51,336
Other investment income – net	7,194	2,940	16,800	6,488
Total operating revenues	224,638	201,974	666,341	533,105

Expenses
Depreciation and amortization	68,316	60,143	196,254	149,909
General and administrative	8,755	7,961	24,599	19,800
Stock-based compensation	3,673	2,199	10,116	6,682
Acquisition and merger related costs	2,309	3,555	9,584	55,507
Impairment loss on real estate properties	17,275	1,743	58,726	14,641
(Recovery) provision for uncollectible mortgages, notes and accounts receivable	(3)	301	3,967	292
Total operating expenses	100,325	75,902	303,246	246,831

Income before other income and expense	124,313	126,072	363,095	286,274
Other income (expense)
Interest income	157	5	169	205
Interest expense	(42,855)	(38,169)	(119,728)	(108,776)
Interest – amortization of deferred financing costs	(2,502)	(1,857)	(6,844)	(5,036)
Interest – refinancing costs	(1,815)	-	(2,113)	(8,361)
Realized loss on foreign exchange	(222)	-	(244)	-
Total other expense	(47,237)	(40,021)	(128,760)	(121,968)

Income before gain (loss) on assets sold	77,076	86,051	234,335	164,306
Gain (loss) on assets sold – net	5,139	(2,931)	19,931	6,411
Income from continuing operations before income taxes	82,215	83,660	254,266	170,717
Income taxes	(81)	(406)	(782)	(945)
Net income	82,134	83,254	253,484	169,772
Net income attributable to noncontrolling interest	(3,585)	(3,852)	(11,328)	(5,890)
Net income available to common stockholders	$78,549	$79,402	$242,156	$163,882

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.40	$0.43	$1.27	$0.98
Diluted:
Net income	$0.40	$0.43	$1.26	$0.97

Dividends declared per common share	$0.60	$0.55	$1.75	$1.62

Weighted-average shares outstanding, basic	194,123	184,739	190,444	167,261
Weighted-average shares outstanding, diluted	204,078	195,183	200,528	174,824

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$82,134	$83,254	$253,484	$169,772
Deduct gain (add back loss) from real estate dispositions	(5,139)	2,391	(19,931)	(6,411)
Sub – total	76,995	85,645	233,553	163,361
Elimination of non-cash items included in net income:
Depreciation and amortization	68,316	60,143	196,254	149,909
Add back non-cash provision for impairments on real estate properties	17,275	1,743	58,726	14,641
Funds from operations	$162,586	$147,531	$488,533	$327,911

Weighted-average common shares outstanding, basic	194,123	184,739	190,444	167,261
Restricted stock and PRSUs	1,093	1,483	1,174	1,580
Omega OP Units	8,862	8,961	8,910	5,983
Weighted-average common shares outstanding, diluted	204,078	195,183	200,528	174,824

Funds from operations available per share	$0.80	$0.76	$2.44	$1.88

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$162,586	$147,531	$488,533	$327,911
Deduct one-time revenue	(448)	—	(683)	—
Deduct prepayment fee income from early termination of mortgages	—	—	(5,390)	—
(Deduct)/add back provision for uncollectible mortgages, notes and accounts receivables	(3)	301	3,967	292
Add back interest refinancing expense	1,815	—	2,113	8,361
Add back interest carried to retire bonds (1)	—	863	—	863
Add back acquisition costs	2,309	3,555	9,584	55,507
Add back non-cash stock-based compensation expense	3,673	2,199	10,116	6,682
Adjusted funds from operations	$169,932	$154,449	$508,240	$399,616

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,555	1,890	6,834	5,167
Capitalized interest	(1,640)	(1,522)	(4,765)	(1,945)
Non-cash revenues	(18,251)	(14,918)	(55,226)	(39,295)
Funds available for distribution	$152,596	$139,899	$455,083	$363,543

(1)
On September 25, 2015, the Company irrevocably deposited approximately $615.0 million to the trustee to call and redeem its $575 million 6.75% Notes due 2022.  This amount included the $575 million principal, a redemption premium of 3.375%, semi-annual interest and additional interest to the redemption date of October 26, 2015.  The $615.0 million was classified as "Other assets" on the Company's financial statements.  The Company has adjusted (or added back) 8 days of interest at 6.75% resulting from the requirement to deposit with the trustee in September.

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended September 30, 2016:
	As of September 30, 2016			As of September 30, 2016
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property (1)	878	$7,613,086	86%	898	90,193
Direct Financing Leases	58	597,779	7%	57	5,695
Loan Receivable	47	621,144	7%	46	4,953
Total Investments	983	$8,832,009	100%	1,001	100,841

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities / Transitional Care (1)	870	$7,569,152	86%	881	93,022	$81
Senior Housing (3)	113	1,262,857	14%	120	7,819	$162
	983	$8,832,009	100%	1,001	100,841	$88

(1) Total Investment includes a $19.2 million lease inducement and excludes $91.2 million of assets (31 properties) classified as assets held for sale.
(2) Total # of Properties excludes properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2016
Rental Property (1)	$185,837	83%	$548,994	82%
Direct Financing Leases	15,611	7%	46,574	7%
Mortgage Notes	15,996	7%	53,973	8%
Other Investment Income- net	7,194	3%	16,800	3%
	$224,638	100%	$666,341	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2016
Skilled Nursing Facilities/Transitional Care (1)	$192,355	86%	$580,049	87%
Senior Housing	25,089	11%	69,492	10%
Other	7,194	3%	16,800	3%
	$224,638	100%	$666,341	100%

(1) Includes $0.8 million and $2.3 million reductions for lease inducements for the three and nine months ended September 30, 2016.

Operator Concentration by Investment ($000's)	As of September 30, 2016
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	68	$910,619	10.3%
New Ark Investment, Inc.	59	615,106	7.0%
Signature Holdings II, LLC	63	556,436	6.3%
Maplewood Real Estate Holdings, LLC	13	514,523	5.8%
Saber Health Group	45	478,465	5.4%
CommuniCare Health Services, Inc.	35	390,685	4.4%
Genesis Healthcare	51	337,845	3.8%
Daybreak Venture, LLC	49	338,667	3.8%
Health & Hospital Corporation	44	304,712	3.5%
Diversicare Healthcare Services	35	277,977	3.1%
Remaining 71 Operators	521	4,106,974	46.6%
	983	$8,832,009	100.0%

(1) Total # of Properties excludes 31 properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $91.2 million (31 properties) classified as assets held for sale.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	87	$841,457	9.5%
Texas	108	778,293	8.8%
Florida	95	774,249	8.8%
Michigan	47	602,226	6.8%
California	56	516,112	5.8%
Pennsylvania	43	467,336	5.3%
Indiana	59	406,446	4.6%
Virginia	16	292,617	3.3%
South Carolina	22	259,957	2.9%
North Carolina	31	255,111	2.9%
Remaining 32 states(3)	384	3,372,102	38.3%
	948	8,565,906	97.0%
United Kingdom	35	266,103	3.0%
	983	$8,832,009	100.0%
(1) Total # of Properties excludes 31 properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $91.2 million (31 properties) classified as assets held for sale.
(3) # of states and Investment includes New York City 2nd Ave development project.

Revenue Maturities ($000's)	As of September 30, 2016
Operating Lease Expirations & Loan Maturities	Year	2016 Lease Revenue	2016 Interest Revenue	2016 Lease and Interest Revenue	%
	2016	$2,050	$-	$2,050	0.3%
	2017	8,262	111	8,373	1.0%
	2018	51,610	1,382	52,992	6.6%
	2019	2,963	-	2,963	0.4%
	2020	6,686	5,491	12,177	1.5%
	2021	12,012	561	12,573	1.6%

Note: Based on calendar year 2016 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	As of June 30, 2016
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2016	51.8%	37.5%	10.7%
Three-months ended March 31, 2016	51.8%	38.6%	9.6%
Three-months ended December 31, 2015	53.1%	37.5%	9.4%
Three-months ended September 30, 2015	52.7%	37.2%	10.1%
Three-months ended June 30, 2015	51.6%	38.9%	9.5%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees	After Management Fees

Twelve-months ended June 30, 2016	82.1%	1.72x	1.34x
Twelve-months ended March 31, 2016	82.2%	1.75x	1.37x
Twelve-months ended December 31, 2015	82.5%	1.78x	1.40x
Twelve-months ended September 30, 2015	81.9%	1.79x	1.40x
Twelve-months ended June 30, 2015	81.9%	1.80x	1.41x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of September 30, 2016:
Debt Maturities ($000's)	Secured Debt		Unsecured Debt
Year	HUD Mortgages (1)	Other Term Loan	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2016	$-	$-	$-	$-	$-	$-
2017	-	-	-	-	-	-
2018	-	-	-	-	-	-
2019	-	-	1,750,000	-	-	1,750,000
2020	-	-	-	-	-	-
2021	-	-	350,000	-	20,000	370,000
2022	-	-	250,000	-	-	250,000
Thereafter	55,271	-	-	3,050,000	-	3,105,271
	$55,271	$-	$2,350,000	$3,050,000	$20,000	$5,475,271

(1) Mortgages guaranteed by HUD.
(2) Reflected at 100% borrowing capacity.
(3) $1.75 billion is comprised of a: $200 million Tranche A-1 term loan, $100 million term loan to Omega's operating partnership, $200 million Tranche A-2 term loan and $1.25 billion revolving credit facility (excluding a $250 million accordion feature) assuming the exercise of existing extension rights.
(4) Excludes net discounts of $18.2 million and $3.0 million promissory note.
(5) Excludes $0.5 million of fair market valuation adjustments.

The following table presents investment activity for the three– and nine– month period ended September 30, 2016:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2016
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$342,400	73.5%	$970,110	78.3%
Construction-in-Progress	15,436	3.3%	39,259	3.2%
Capital Expenditures	21,684	4.7%	56,732	4.6%
Investment in Direct Financing Leases	1,079	0.2%	1,079	0.1%
Other	84,987	18.3%	171,335	13.8%
Total	$465,586	100%	$1,238,515	100%